EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

                                                                            Other names under
       Name                      Owner                 Jurisdiction         which doing business
9066-4871 Quebec Inc.    3560309 Canada Inc.          Quebec, Canada        Planet411

3560309 Canada Inc.      The Registrant's             Canada (federal)      None
                         interest (all of the
                         voting/ common shares)
                         is owned through Planet
                         411 (Nova Scotia) Company

Planet 411 (Nova         The Registrant has 100%      Nova Scotia, Canada   None
Scotia) Company          direct ownership interest